                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D-A

           UNDER THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

                MAII HOLDINGS, INC., f/k/a MEDICAL ALLIANCE, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   58449S 10 5
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                                 (CUSIP Number)

                                William E. Hollis
                               19159 SW 101 Street
                               Dunnellon, FL 34432
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 24, 2001
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             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box:

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1      NAME OF REPORTING PERSONS
       SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
       Patrick A. Rivelli
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                       (b)
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3      SEC USE ONLY

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4      SOURCE OF FUNDS
       PF
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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                    [ ]

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
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                       7     SOLE VOTING POWER
   NUMBER OF                 5,500
     SHARES        -------------------------------------------------------------
  BENEFICIALLY         8     SHARED VOTING POWER
    OWNED BY                 1,007,692
      EACH         -------------------------------------------------------------
   REPORTING           9     SOLE DISPOSITIVE POWER
  PERSON WITH                5,500
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             1,007,692
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11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,013,192
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12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
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13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       14.9%
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14     TYPE OF REPORTING PERSON
       IN
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                                       2

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1      NAME OF REPORTING PERSONS
       SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
       Robert Bennett
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                       (b)
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3      SEC USE ONLY

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4      SOURCE OF FUNDS
       N/A
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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
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                       7     SOLE VOTING POWER
   NUMBER OF                 492,645
     SHARES        -------------------------------------------------------------
  BENEFICIALLY         8     SHARED VOTING POWER
    OWNED BY                 -0-
      EACH         -------------------------------------------------------------
   REPORTING           9     SOLE DISPOSITIVE POWER
  PERSON WITH                492,645
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             -0-
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11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       492,645
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12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
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13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       7.2%
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14     TYPE OF REPORTING PERSON
       IN
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                                       3

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1      NAME OF REPORTING PERSONS
       SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
       Mapleleaf Capital, Ltd.
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                       (b)
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3      SEC USE ONLY

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4      SOURCE OF FUNDS
       OO
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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                    [ ]

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
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                       7     SOLE VOTING POWER
   NUMBER OF                 8,499
     SHARES        -------------------------------------------------------------
  BENEFICIALLY         8     SHARED VOTING POWER
    OWNED BY                 -0-
      EACH         -------------------------------------------------------------
   REPORTING           9     SOLE DISPOSITIVE POWER
  PERSON WITH                8,499
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             -0-
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11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       8,499
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12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
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13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       Less than 1%
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14     TYPE OF REPORTING PERSON
       PN
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                                       4

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1      NAME OF REPORTING PERSONS
       SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
       Satana Corporation
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                       (b)
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3      SEC USE ONLY

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4      SOURCE OF FUNDS
       OO
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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                    [ ]

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
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                       7     SOLE VOTING POWER
   NUMBER OF                 492,645
     SHARES        -------------------------------------------------------------
  BENEFICIALLY         8     SHARED VOTING POWER
    OWNED BY                 -0-
      EACH         -------------------------------------------------------------
   REPORTING           9     SOLE DISPOSITIVE POWER
  PERSON WITH                492,645
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             -0-
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11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       492,645
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12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
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13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       7.2%
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14     TYPE OF REPORTING PERSON
       CO
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                                       5

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1      NAME OF REPORTING PERSONS
       SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
       Sunwestern Investment Fund III
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                       (b)
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3      SEC USE ONLY

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4      SOURCE OF FUNDS
       OO
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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                    [ ]

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
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                       7     SOLE VOTING POWER
   NUMBER OF                 479,612
     SHARES        -------------------------------------------------------------
  BENEFICIALLY         8     SHARED VOTING POWER
    OWNED BY                 -0-
      EACH         -------------------------------------------------------------
   REPORTING           9     SOLE DISPOSITIVE POWER
  PERSON WITH                479,612
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             -0-
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11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       479,612
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12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
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13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       7.1%
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14     TYPE OF REPORTING PERSON
       PN
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                                       6

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1      NAME OF REPORTING PERSONS
       SS OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS
       Sunwestern Cayman 1988 Partners
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                       (b)
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3      SEC USE ONLY

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4      SOURCE OF FUNDS
       OO
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5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                    [ ]

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6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
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                       7     SOLE VOTING POWER
   NUMBER OF                 519,581
     SHARES        -------------------------------------------------------------
  BENEFICIALLY         8     SHARED VOTING POWER
    OWNED BY                 -0-
      EACH         -------------------------------------------------------------
   REPORTING           9     SOLE DISPOSITIVE POWER
  PERSON WITH                519,581
                   -------------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             -0-
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11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       519,581
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12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
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13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       7.6%
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14     TYPE OF REPORTING PERSON
       PN
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


ITEM 1.  SECURITY AND ISSUER.

         This Amendment No. 2 (this "Amendment") amends the Schedule 13D which was originally filed on March 1, 2001 (the "Schedule 13D"), and later amended on June 4, 2001 (the "Amended Schedule 13D"), relating to the common stock (the "Common Stock") of MAII Holdings, Inc., f/k/a Medical Alliance, Inc., a Texas corporation. This Amendment amends the Schedule 13D with respect to Item 2 and amends the Amended Schedule 13D with respect to Item 5. All other information in the Schedule 13D shall remain in effect. Capitalized terms used herein but not otherwise defined herein will have the meanings ascribed to them in the Schedule 13D.

ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2 to the Schedule 13D is amended to reflect the following:

         David Mura, Gerald Gordon and William E. Hollis are no longer Reporting Persons.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 to the Amended Schedule 13D is amended to reflect the following:

         (a), (b), (c) On August 24, 2001, Dave Mura sold 50,500 shares of Common Stock at $4.00 per share to GenesisIntermedia, Inc.

         On August 24, 2001, Gerald Gordon sold 292,600 shares of Common Stock at $4.00 per share to GenesisIntermedia, Inc.

         On August 24, 2001, William E. Hollis sold 282,995 shares of Common Stock at $4.00 per share to GenesisIntermedia, Inc.

         Collectively Messrs. Mura, Gordon and Hollis sold 9.2% of the issued and outstanding shares of the Common Stock to GenesisIntermedia, Inc.

         (e) On August 24, 2001, Messrs. Mura, Gordon and Hollis ceased to be Reporting Persons.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 15, 2001



                                                    /s/ William E. Hollis
                                             -----------------------------------
                                             William E. Hollis, attorney-in-fact
                                             for the Reporting Persons















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